Exhibit 10.1

The 2008 QuadraMed Incentive Compensation Plan (ICP)

February 2008

This document provides details of the 2008 QuadraMed Incentive Compensation Plan (“ICP”).

The Board of Directors (“Board”) and/or the Compensation Committee of the Board (“Compensation Committee” ) retain the right to make changes to or deviations from the ICP at any time.

Plan Objectives

•	To attract, retain and motivate valued talent by offering a market competitive incentive- based compensation program;

•	To support our pay-for-performance philosophy by rewarding management for achievement of company financial targets and differentiating the payment based on the achievement of individual goals;

•	To align the interest of management with the interests of our shareholders and customers to achieve individual goals that will drive business success; and

•	To signal important organizational performance priorities.

Participation and Performance Period

•	The ICP will measure performance over the fiscal/calendar year of January 1, 2008 through December 31, 2008 (“FY08”).

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Employees in resource management positions (managing others) or those whose roles are identified as resource management positions in the future, will be eligible to participate in the ICP. The total bonus potential is based on a targeted percentage based on management level as shown in Chart A, “Management Bonus Potential,” in the addendum.

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Employees who move into an ICP eligible position through September 30, 2008 will be eligible for a prorated ICP bonus based on the number of full months employed in an eligible role in FY08; those hired/promoted after October 1, 2008 will not be eligible for an ICP award for FY08.

•	Employees who move from one eligible position will have their ICP bonus level split according to the number of completed months spent in each eligible position.

•	Management reserves the right to include or exclude ICP eligible positions as needed. Eligible employees will be notified of their eligibility and provided individual objectives.

Performance Measures and Standards

There are two components that constitute the ICP targets for FY08: corporate objectives and individual objectives. The components will be measured are as follows:

On or before March 30, 2008, the Board will establish in writing the following:

(i) the targeted EBITDA for FY 08. Should measured adjusted EBITDA fall short of the target, the ICP pool will be decreased by the amount of the shortfall so that the reported adjusted EBITDA for the Company can be equal to or greater than the target. Total bonus potential will be based on achievement of such adjusted EBITDA;

(ii) the targeted revenue for FY 08, as well as the component threshold below which no bonus will be paid, and

(iii) the targeted sales bookings for FY 08, as well as the component threshold below which no bonus will be paid.

Due to the Board’s belief that the disclosure of the Executive Targets would adversely affect the Company, the Board and all other officers and employees of the Company who become aware of such targets shall treat such targets as confidential information. Following the initial determination of performance targets, the Compensation Committee will monitor corporate performance throughout each fiscal quarter, and may decide at any time before final quarter or year-end determinations are reached to adjust the earlier target levels as appropriate, for example, to take into account unusual or unanticipated corporate or industry-wide developments.

Individual Objectives

•	All eligible participants will have two to five individual objectives established during the first two months of the fiscal year.

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These objectives must be linked to the Company’s strategy/business needs and be measurable. Objectives must be achieved by the deadlines set within the fiscal year in order to be considered met for the purpose of bonus payout. Objectives must be approved by at least two levels of management in order to be acceptable as individual objectives.

•	Any changes to objectives must be made in writing and approved by at least two levels of management.

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It is up to the individual to ensure objectives are established by the end of February 2008. New hires must have objectives established within 30 days of hire. Should business needs mean that objectives must be changed, it is up to the individual to work with his or her manager to update such objectives. No changes to objectives may be made after September 30, 2008 unless expressly approved by the Compensation Committee.

•	If objectives are not established for an eligible participant as provided in the ICP, no ICP bonus shall be payable to such individual in respect of individual objectives.

•	Unless expressly approved by the Compensation Committee, an individual must be employed on the day the award is to be paid in order to receive the award.

•	ICP calculations will be based on the employee’s salary as of September 30, 2008.

•	An employee who receives an overall performance rating below “meets expectations” will not be eligible for an ICP award.

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Bonus payouts for all components will be based on adjusted EBITDA results. The 2008 budget will be built based on a bonus accrual of 70%; hence if the budget is achieved exactly, the ICP payout will be 70%. If the business generates additional margins or reduced expenses during the year the ICP accrual will be adjusted up to a maximum of 100%.

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It may be possible to receive an ICP bonus that is greater than 100% of target bonus potential. The profit above what is required to achieve the targeted adjusted EBITDA after paying out 100% of the ICP bonus will be split between shareholders and the ICP pool in a 75/25 split, respectively. (For example, for each $100 of overachievement, $25 will be added to the ICP pool). In no event will an eligible participant’s ICP payout exceed 125% of their maximum ICP bonus potential.

•	Payouts for the Revenue, Sales Bookings and Individual Objectives components will be based on level of achievement as described in Chart A below.

Payment of Awards

Section 409A

In the event that any provision of the ICP shall be determined to contravene Internal Revenue Code (“Code”) section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A or applicable judicial decisions construing section 409A, any such provision shall be void and have no effect. Moreover, the ICP shall be interpreted at all times in such a manner that the terms and provisions of the ICP comply with Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A and applicable judicial decisions construing section 409A.

Chart A

Management Bonus Potential

The following chart illustrates the ICP bonus potential as a percentage of base salary for eligible participants:

Position	Total ICP Potential as % of Base Salary	Percent of ICP Potential Dependent on Each Component
		Adj. EBITDA	Revenue	Sales Bookings	Individual Objectives**
Manager	10%	15	15	10	60
Director	15%	15	15	20	50
Vice President	20%	20	20	20	40
Sr. Vice President	50%	25	25	25	25

The following chart illustrates how much of the total ICP bonus potential eligible participants may earn based on completed months of service as of September 30, 2008:

	Full Months Employed in 2008 as of September 30, 2008
Position	9	8	7	6	5	4	3	2	1
Manager	100%	92%	83%	75%	67%	58%	50%	42%	33%
Director	100%	92%	83%	75%	67%	58%	50%	42%	33%
Vice President	100%	92%	83%	75%	67%	58%	50%	42%	33%

Individual Objectives**

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Each objective makes up a percent of the total potential for this component. The amount that each objective is weighted at is set by the employee and his/her manager and approved by the next two levels of management.

•	Payment for this component is based on completed objectives with the total percentage value of each objective added together to determine the percent of this component to be paid.

Each quarter the Company will calculate what percentage of the ICP pool can be paid while still achieving or exceeding the forecasted annual adjusted EBITDA. The percentage of any necessary ICP pool reduction would be the amount of each employee’s reduction in their maximum ICP bonus potential.

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